Exhibit (d)(2)

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of September 29, 2014, is by and among JAB Beech Inc., a Delaware corporation (“Parent”), Spruce Merger Sub Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (“Purchaser”), Greenlight Capital, LP, a Delaware limited partnership (“GCLP”), of which Greenlight Capital, LLC , a Delaware limited liability company (“GCLLC”), is the general partner, and Greenlight Capital, Inc., a Delaware corporation (“GCI”), is the investment manager, Greenlight Capital Qualified, LP , a Delaware limited partnership (“GCQP”), of which GCLLC is the general partner , and GCI is the investment manager, Greenlight Capital (Gold), LP, a Delaware limited partnership (“GGLP”), of which DME Management GP, LLC, a Delaware limited liability company (“DMEGPLLC”), is the general partner, and DME Capital Management, LP, a Delaware limited partnership (“DMECM”), is the investment manager, Greenlight Capital Offshore Partners, a British Virgin Islands partnership (“GCOP”), of which GCI is the investment advisor, Greenlight Capital Offshore Master (Gold), Ltd., a British Virgin Islands company (“GGOM”), of which DMECM is the investment advisor, and Greenlight Reinsurance, Ltd., a Cayman Islands reinsurance company (“GLRE”), of which DME Advisors, LP, a Delaware limited partnership (“DMELP”), is the investment manager (GCLP, GCQP, GGLP, GCOP, GGOM, and GLRE, each being a “Stockholder”, and collectively , the “Stockholders”).

WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Common Stock, par value $0.001 (the “Company Common Stock”) of Spruce Merger Sub Inc., a Delaware corporation (the “Company”), set forth opposite the name of each Stockholder on Schedule I hereto;

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Purchaser, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of the Company with and into Purchaser (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each of the Stockholders hereby, severally, and not jointly , with respect to itself only , represents and warrants to Parent and Purchaser as follows:

(a) Subject to any shared ownership with any of the other Stockholders, such Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock which such Stockholder may acquire at any time in the future during the term of this Agreement, the “Shares”) set forth opposite such Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, deferred stock units, option (including any granted pursuant to a Company Option Plan), or warrant to acquire shares of Company Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Company Common Stock.

(b) Such Stockholder has the legal capacity to execute and deliver this Agreement, or the investment manager or investment advisor of such Stockholder has the legal capacity to execute and deliver this Agreement on behalf of such Stockholder, and to consummate the transactions contemplated hereby.

(c) This Agreement has been validly executed and delivered by such Stockholder or by the investment manager or investment advisor of such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets are bound. The consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to such Stockholder or (ii) to the knowledge of such Stockholder, require any consent, approval, or notice under any statute, law, rule or regulation applicable to such Stockholder other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement.

(e) The Shares and the certificates, if any, representing the Shares owned by such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, by a nominee or custodian for the benefit of such Stockholder or by the depository under the Offer, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively,“Encumbrances”), except for (i) any such Encumbrances arising hereunder (in connection therewith any restrictions on transfer or any other Encumbrances have been waived by appropriate consent), (ii) any rights, agreements, understandings or arrangements which represent a financial interest in cash received upon sale of the Shares, (iii) Encumbrances imposed by federal or state securities laws and (iv) any proxy or power of attorney granted in favor of the investment manager or investment advisor of such Stockholder on terms not inconsistent with the terms of this Agreement (collectively,“Permitted Encumbrances”).

SECTION 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Purchaser, and constitute the valid and binding obligations of each of Parent and Purchaser, enforceable against each of them in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Neither the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Purchaser is a party or by which either Parent or Purchaser or their respective assets are bound. The consummation by Parent and Purchaser of the transactions contemplated by this Agreement or the Merger Agreement will not (i) violate any provision of any judgment, order or decree applicable to Parent or Purchaser or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Purchaser, other than (x) filings under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Purchaser of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3. Tender of the Shares.

(a) Each of the Stockholders hereby agrees that it shall validly tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be validly tendered, into the Offer promptly following, and in any event no later than the third (3 rd ) business day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided that Parent and Purchaser agree that the Stockholders may withdraw their Shares from the Offer at any time following the termination of this Agreement, as otherwise provided pursuant to Section 8 hereof or upon the Offer being terminated in accordance with the terms of the Merger Agreement.

(b) If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, including the Paying Agent, acting on behalf of Parent and Purchaser, to promptly return all tendered Shares to the respective Stockholder.

SECTION 4. Transfer of the Shares; Other Actions.

(a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 or Section 5) or in the Merger Agreement, none of the Stockholders shall: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of any Stockholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing and excluding in each case any arrangement contemplated by Section 1(e)(iv) above.

(b) Notwithstanding the foregoing, each Stockholder may make (a) Transfers of Shares by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (b) Transfers of Shares among Stockholders or to Affiliates of Stockholders, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer and (c) as Parent may otherwise agree in writing in its sole discretion.

(c) Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement, each Stockholder agrees that any and all rights incident to such Stockholder’s ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of a Stockholder’s ownership of Shares prior to the transfer of such Shares to Purchaser or Parent pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Purchaser and Parent upon the transfer to Purchaser or Parent of such Stockholder’s Shares.

SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without in any way limiting any Stockholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, each Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the stockholders of the Company on behalf of such Stockholder, to include such Shares in any computation for purposes of establishing a quorum at any meeting of stockholders of the Company, and to vote all Shares beneficially owned or controlled by such Stockholder (the “Vote Shares”), or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer or merger, in which stockholders of the Company would receive aggregate consideration per share of Company Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger and otherwise on the same terms as the Offer and the Merger and/or (ii) against any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any Acquisition Proposal.

(b) Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies except with respect to any arrangements described in Section 1(e)(iv) above.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 8 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees that it shall vote its Shares in accordance with Section 5(a) above as instructed by Parent in writing. The parties agree that the foregoing shall be a voting agreement created under Section 218 of the DGCL.

(d) Parent hereby acknowledges and agrees that the proxy set forth in this Section 5 shall not be exercised to vote, consent or act on any matter except as specifically contemplated by Section 5(a) and Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in Section 5(a). The proxy set forth in this Section 5 shall be revoked, terminated and of no further force or effect automatically without further action upon the termination of this Agreement.

SECTION 6. Acquisition Proposals; Non-Solicitation.

(a) Acquisition Proposals

(i) Each Stockholder agrees that it will promptly (and in any event, within 24 hours) notify, or cause another Stockholder or a Person acting on behalf of all of the Stockholders to notify, Parent and Purchaser immediately following any Stockholder’s learning of such if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its

Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent and Purchaser informed, on a current basis, of the status and terms of such proposals or offers (including any amendments thereto and, in no event later than 24 hours after receipt, copies of any additional or revised written requests, proposals or offers, including proposed agreements) and the status of any such discussions or negotiations. Each Stockholder agrees that it will not enter into any agreement with any Person subsequent to the date hereof that prohibits it from providing any information to Parent or Purchaser in accordance with this Section 6(a). Without limiting the generality of the foregoing or Section 6(b), each Stockholder shall notify Parent and Purchaser in advance of beginning to provide information to any Person relating to an Acquisition Proposal or beginning discussions or negotiations with any person regarding an Acquisition Proposal. Any violations of the restrictions set forth above by any Representative of a Stockholder shall be deemed to be a breach of this Section 6(a) by such Stockholder.

(b) No Solicitation or Negotiation.

(i) No Stockholder shall, nor shall it authorize or permit any of his or its Representatives to, directly or indirectly, except as expressly permitted by Section 6.2 of the Merger Agreement, (A) initiate, solicit, knowingly encourage, induce or assist any inquiries or the making, submission, announcement or consummation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any information or data relating to the Company or any of its Subsidiaries (other than to notify a Person of the provisions of Section 6.2 of the Merger Agreement), or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Person (other than Parent, Purchaser, or any of their respective Affiliates, designees or Representatives) that could reasonably be expected to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (C) approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.2 of the Merger Agreement) or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by a Stockholder in compliance with the Merger Agreement.

(ii) Each Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

SECTION 7. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement, including without limitation to vest in Parent the power to vote the Shares to the extent contemplated by Section 5 hereof.

SECTION 8. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i) termination of the Merger Agreement for any reason;

(ii) the Effective Time;

(iii) such date and time as (A) any amendment or change to the Merger Agreement is effected without the Stockholders’ consent that decreases the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing, of consideration payable to all of the stockholders, including, without limitation, the Stockholders, of the Company pursuant to the terms of the Merger Agreement, or (B) any amendment, change or waiver to the Merger Agreement is effected without the Stockholders’ consent that materially and adversely affects the Stockholders;

(iv) March 31, 2015 (unless the Termination Date shall have been extended pursuant to Section 8.2(a) of the Merger Agreement, in which case this clause (iv) shall be deemed to refer to April 30, 2015); or

(v) the mutual written consent of Parent and the Stockholders.

(b) Sections 9 and 12(e) hereof shall survive the termination of this Agreement.

SECTION 9. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 10. Public Announcements. Each Stockholder consents to and authorizes the publication and disclosure by the Company of such Stockholder’s identity and ownership of the Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, in any press release, any Current Report on Form 8-K, the Tender Offer Statement and any other disclosure document in connection with the Merger Agreement; provided, that the Company shall provide the Stockholders with the opportunity to review and comment upon such publication or disclosure prior to its release. Parent and Purchaser hereby consent to and authorize the publication and disclosure by the Stockholders of the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that any Stockholder reasonably determines in its good faith judgment is required to be disclosed by Law, including in any Schedule 13D/A filing.

SECTION 11. Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the number of issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) the Stockholders shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by the Stockholders immediately following the effectiveness of the events described in clause (a) or the Stockholders becoming the beneficial owners thereof as described in clause (b), as though, in either case, they were Shares hereunder. In the event that any Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5 hereof, then the terms of Section 5 hereof shall apply to such other securities as though they were Shares hereunder.

SECTION 12. Miscellaneous.

(a) Certain Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

(b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage paid, by facsimile or overnight courier:

If to any Stockholder, to:

c/o Greenlight Capital, Inc.

140 East 45 Street, Floor 24

New York, NY 10017

Facsimile: (212) 973-9219

Attention: Daniel Roitman

with copies to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Attention: Kerry Berchem, Esq.

If to Parent or Purchaser, to:

JAB Beech Inc.

2200 Pennsylvania Ave. NW

Washington, DC 20052

Facsimile: (202) 507-5601

Attention: Joachim Creus, Esq.

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Facsimile: (212) 735-2000

Attention: Paul T. Schnell, Esq.

                     Sean C. Doyle, Esq.

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon: actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

(c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

(e) Entire Agreement, No Third-Party Beneficiaries. This Agreement, taken together with the Merger Agreement and the documents and instruments contemplated thereby (including the Company Disclosure Letter and the Confidentiality Agreement), (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and (b) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, PURCHASER NOR ANY STOCKHOLDER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

(f) Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the county of Delaware in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(F).

(iii) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to Section 8, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h) Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(i) Modification or Amendment. This Agreement may be amended by the parties hereto by written agreement executed and delivered by each of the parties hereto at any time.

(j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

(k) No Recourse. Parent and Purchaser agree that no Stockholder (in his capacity as a stockholder of the Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

(l) No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein.

(m) Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

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IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

JAB BEECH INC.

By:	/s/ Joachim Creus
	Name:	Joachim Creus
	Title:	President

SPRUCE MERGER SUB INC.

By:	/s/ Joachim Creus
	Name:	Joachim Creus
	Title:	President

GREENLIGHT CAPITAL, LP
By: GREENLIGHT Capital, Inc., its investment manager

By:	/s/ Daniel Roitman
	Name:	Daniel Roitman
	Title:	COO

GREENLIGHT CAPITAL QUALIFIED, LP
By: GREENLIGHT Capital, Inc., its investment manager

By:	/s/ Daniel Roitman
	Name:	Daniel Roitman
	Title:	COO

GREENLIGHT CAPITAL (GOLD), LP
By: DME Capital Management, LP, its investment manager

By:	/s/ Daniel Roitman
	Name:	Daniel Roitman
	Title:	COO

GREENLIGHT CAPITAL OFFSHORE PARTNERS
By: GREENLIGHT Capital, Inc., its investment advisor

By:	/s/ Daniel Roitman
	Name:	Daniel Roitman
	Title:	COO

GREENLIGHT CAPITAL OFFSHORE MASTER (GOLD), LTD.
By: DME Capital Management, LP, its investment advisor

By:	/s/ Daniel Roitman
	Name:	Daniel Roitman
	Title:	COO

GREENLIGHT REINSURANCE, LTD.
By: DME Advisors, LP its investment manager

By:	/s/ Daniel Roitman
	Name:	Daniel Roitman
	Title:	COO

SCHEDULE I

Name and Address	Company Common Stock	Vested Options	Unvested Options	Restricted Stock	Performance Based Stock Units	Deferred Stock Units	Warrants
Greenlight Capital, LP	300,326	0	0	0	0	0	0
Greenlight Capital Qualified, LP	1,663,830	0	0	0	0	0	0
Greenlight Capital (Gold), LP	794,376	0	0	0	0	0	0
Greenlight Capital Offshore Partners	2,912,455	0	0	0	0	0	0
Greenlight Capital Offshore Master (Gold), Ltd.	312,482	0	0	0	0	0	0
Greenlight Reinsurance, Ltd.	750,000	0	0	0	0	0	0
Total:	6,733,469	0	0	0	0	0	0